Exhibit 2.10.0

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2010

Among

GRAFTECH INTERNATIONAL LTD.,

GRAFTECH HOLDINGS INC.,

GRAFTECH DELAWARE III INC.,

C/G ELECTRODES, LLC

and

CERTAIN MEMBERS OF C/G ELECTRODES, LLC

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)

		Page
ARTICLE XII	DEFINITIONS	63

SECTION 12.01.	Definitions	63

SECTION 12.02.	Index of Defined Terms	72

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EXHIBITS AND SCHEDULES

Exhibit A	Key Members
Exhibit B	Form of Working Capital Worksheet
Exhibit C	Form of Promissory Note
Exhibit D	Form of Registration Rights and Stockholders’ Agreement
Exhibit E	Form of Long Term Supply Agreement

Schedule 2.02(a)(i)	Form A Unit Holders of Record
Schedule 2.02(a)(ii)	Form B Unit Holders of Record

AGREEMENT AND PLAN OF MERGER dated as of April 28, 2010 (this “Agreement”), is entered into by and among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GrafTech”), GRAFTECH HOLDINGS INC., a Delaware corporation and a wholly owned subsidiary of GrafTech (“Parent”), GRAFTECH DELAWARE III INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), C/G ELECTRODES, LLC, a Delaware limited liability company (the “Company”), those members of the Company named on Exhibit A hereto (each a “Key Member,” and collectively, the “Key Members”), and, solely for purposes of Sections 7.14, 7.16, 7.18, 7.19, 7.20 and 7.21 hereof, and Article X (and Articles XI and XII in respect thereof) Nathan Milikowsky and Daniel Milikowsky.

WHEREAS, the Boards of Directors of each of GrafTech, Parent, Merger Sub, and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders or members, as applicable, to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, it is intended that, for United States federal income tax purposes, the Merger (as defined below), together with the mergers contemplated by the Seadrift Merger Agreement, shall qualify as exchanges described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger.

(a) At the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL and the LLC Act, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving entity (the “Surviving Entity”).

(b) As soon as practicable (but at the next month end) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, subject to Section 2.07(g), or such other time, date and place as shall be fixed by mutual agreement of GrafTech and the Company, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective at the Effective Time (the date and time of such filing, or such later date and time as may be specified in such filing by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL and LLC Act.

SECTION 1.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place on the date on which the Effective Time occurs, unless this Agreement has been terminated pursuant to its terms. The Closing shall be held at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, unless another place is agreed in writing by GrafTech and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Governing Documents.

(a) At the Effective Time, the certificate of formation of the Company shall be the certificate of formation of the Surviving Entity, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the limited liability company operating agreement of the Company shall be amended and restated in its entirety as determined by Parent, subject to Section 7.09 hereof.

SECTION 1.04. Directors and Officers of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL OF THE

CONSTITUENT COMPANIES

SECTION 2.01. [RESERVED]

SECTION 2.02. Company and Merger Sub.

(a) Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration at such time as follows:

(i) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(i) (the “Form A Units”) shall be converted into the right to receive the Form A Per Unit Consideration, and

(ii) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(ii) (the “Form B Units”) shall be converted into the right to receive the Form B Per Unit Consideration.

In all such cases, all Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.02(a).

(b) Certain Additional Defined Terms. For purposes of this Agreement:

(i) “Stated C/G Amount” means an amount equal to the sum of (a) the Total Share Amount, (b) the Total Note Amount, and (c) the Total Cash Amount.

(ii) “Total Share Amount” means an amount equal to the product of (A) the Parent Shares Consideration, multiplied by (B) $13.7608.

(iii) “Parent Shares Consideration” means 12,000,000 shares of Parent Stock (as adjusted pursuant to Section 2.03 to reflect any stock split, reverse stock split or similar transaction affecting the GrafTech Stock occurring after the date hereof and prior to the Effective Time).

(iv) “Total Note Amount” means an amount equal to $100,000,000 in face value of non-interest bearing, 5-year senior subordinated promissory notes, in substantially the form attached hereto as Exhibit C (a “Promissory Note”).

(v) “Form B Per Unit Consideration” shall mean (A) an amount of cash equal to the Cash Per Form B Unit Consideration, (B) the Stock Per Form B Unit Consideration, and (C) the Promissory Note Per Form B Unit Consideration.

(vi) “Cash Per Form B Unit Consideration” shall be an amount equal to the quotient of (A) the difference of (1) the Total Cash Amount, minus (2) the Total Cash to Form A Amount, divided by (B) the number of Form B Units.

(vii) “Stock Per Form B Unit Consideration” shall mean a number of shares of Parent Stock equal to the quotient of (A) the Parent Shares Consideration, divided by (B) the number of Form B Units.

(viii) “Promissory Note Per Form B Unit Consideration” shall mean a Promissory Note with a face amount equal to the quotient of (A) $100,000,000, divided by (B) the number of Form B Units.

(ix) “Total Cash to Form A Amount” shall mean the product of (A) the number of Form A Units multiplied by (B) the Form A Per Unit Consideration.

(x) “Form A Per Unit Consideration” shall mean an amount in cash equal to the quotient of (A) Stated C/G Amount, divided by (B) the Total Units.

(xi) “Total Units” shall mean the Form A Units and the Form B Units.

(xii) “Total Cash Amount” shall mean $152,500,000, as such amount is adjusted as follows:

(a) Minus $85,000,000; and

(b) Either,

(i) Minus any excess of the Indebtedness of the Company as of the Closing over $85,000,000; or

(ii) Plus any reduction of the Indebtedness of the Company as of the Closing from $85,000,000; and

(c) Either,

(i) Minus any shortfall of Final Working Capital under $35,000,000; or

(ii) Plus any excess of the Final Working Capital over $35,000,000.

Prior to Closing, the Company shall deliver an addendum to each of Schedule 2.02(a)(i) and 2.02(a)(ii) setting forth final calculations of the cash components of the Form A Per Unit Consideration and Form B Per Unit Consideration, as applicable.

As used herein, “Merger Consideration” means the Form A Per Unit Consideration or the Form B Per Unit Consideration, as applicable, payable by GrafTech to a holder of record of Units.

(c) Each share of Merger Sub common stock issued and outstanding prior to the Effective Time shall be converted into a unit of limited liability company interest in the Surviving Entity.

SECTION 2.03. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, GrafTech Stock or the Units, the Merger Consideration shall be adjusted accordingly to provide to the holders of record of the Units the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.04. [RESERVED]

SECTION 2.05. [RESERVED]

SECTION 2.06. Payment of Merger Consideration.

(a) Paying Agent. Prior to the Closing, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging the applicable Merger Consideration for the Units. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, (i) cash, (ii) certificates representing shares of Parent Stock (the “Parent Certificates”) or evidence of such shares in book entry form, in denominations as the Paying Agent may reasonably specify, and (iii) Promissory Notes, in each case in such amounts as are issuable or payable, respectively, pursuant to Section 2.02 hereof. Such cash, Parent Certificates (or evidence of book-entry form, as the case may be) for shares of Parent Stock and Promissory Notes so deposited are hereinafter referred to as the “Merger Consideration Fund.”

(b) Investment. The Paying Agent shall invest any cash deposited with the Paying Agent by Parent as directed by Parent, provided that no such investment or losses thereon shall affect the cash consideration payable to the holders of Units entitled to receive such cash consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders in the amount of any losses.

(c) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall send to each Person who was, at the Effective Time, a holder of record of Units entitled to receive the Merger Consideration a letter of transmittal (the “Letter of Transmittal”) which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon the transfer of the Units to the Paying Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of certificates representing the Units or uncertificated Units for payment of the Merger Consideration therefor. The Letter of Transmittal shall be in such form and have such other provisions as Parent and the Company may specify and shall include investment representations to be made by each holder of Units which are substantially similar to those being made by the Key Members pursuant to Section 4.02(a), 4.02(b), 4.02(c), 4.02(d) and, if applicable, 4.02(f); and release of any claims or rights to receive incentive or bonus compensation in respect of this Agreement or the transactions contemplated hereby, if any. Each holder of record of Units shall be entitled to receive, upon surrender to the Paying Agent of a properly completed Letter of Transmittal and (i) with respect to certificated Units, delivery of such certificates, or (ii) with respect to uncertificated Units, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Merger Consideration in respect of such Units; provided, that such holder’s right to receive Parent Shares and Promissory Notes as part of their Merger Consideration shall be converted into the right to receive the equivalent amount of Form A Per Unit Consideration after giving effect to Section 2.09. Until so surrendered or transferred, as the case may be, each such Unit shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(d) Transferred Units. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered or transferred Unit is registered, it shall be a condition to such payment that (i) such Unit shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Unit or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) No Further Transfers of Units. After the Effective Time, there shall be no further registration of transfers of Units. If after the Effective Time, certificated Units or uncertificated Units are presented to the Surviving Entity, they shall be cancelled and exchanged for the applicable Merger Consideration, in accordance with the procedures set forth in this Section 2.06.

(f) No Further Ownership Rights in Units. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Units shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units.

(g) Termination of Merger Consideration Fund. Any portion of the Merger Consideration Fund that remains undistributed to the holders of the Units eighteen (18) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Units who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Merger Consideration Fund remaining unclaimed by holders of the Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Parent shall not be liable to any holder of Units for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. No interest will accrue on unclaimed payments of Merger Consideration or dividends or other distributions.

(h) No Dividends or Distributions. No dividends or other distributions with respect to Parent Stock constituting part of the Merger Consideration and no cash payment in lieu of fractional shares as provided in Section 2.08, shall be paid to the holders of any certificated Units not surrendered or any uncertificated Units not transferred until such certificated Units or uncertificated Units are surrendered or transferred, as the case may be, as provided in this Section 2.06. Following such surrender or transfer, the same shall be paid, without interest, to the Person in whose name the Parent Stock has been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08, and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such Parent Stock.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent. Without limiting the foregoing, each member of the Company shall, to the extent such member is permitted under applicable Law, provide to Parent on or before the Closing Date a certificate in a form reasonably satisfactory to Parent certifying that such member is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (all as determined for U.S. federal income Tax purposes); provided that if such member is not permitted to make such certification under applicable Law or otherwise does not deliver such certificate to Parent on or before the Closing Date, Parent shall withhold from the consideration otherwise payable with respect to such member pursuant to this Agreement such Tax as is required under Section 1445 of the Code and the Treasury Regulations thereunder (and any corresponding provisions of state, local or foreign Tax Law).

SECTION 2.07. Determination of Net Working Capital Adjustment.

(a) The Company shall use commercially reasonable efforts to prepare and deliver to GrafTech, promptly (and, to the extent reasonably practicable, within 30 days) after the end of each calendar month prior to the Closing, a consolidated balance sheet of the Company as of such month-end and a consolidated statement of results of operations of the Company for the year-to-date through such month-end (the “Monthly Financial Statements”), in each case prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments and as set forth on Schedule 2.07), accompanied by a written statement signed by the chief financial officer of the Company in such capacity confirming that the statement of results of operations were so prepared.

In addition to the requirements set forth in paragraph (a) above, the Company shall deliver to GrafTech:

(b) no later than 10 Business Days prior to the Closing Date then anticipated in good faith by the Company and GrafTech, a written statement signed by the chief financial officer of the Company in such capacity setting forth a statement of the estimate of each component of the amount of the Final Working Capital and confirming that, to the Knowledge of the Company, the Company has performed and complied in all material respects with the covenants and agreements set forth in Section 6.01 to be performed and complied with by the Company prior to the date of such delivery, together with reasonably detailed supporting documents, information and calculations for each component of the Final Working Capital (the “Closing Adjustment Estimate”).

(c) In connection with preparing the Closing Adjustment Estimate, the Company shall obtain from counsel and advisers to and accountants for the Company and the Subsidiaries who provide services in connection with the negotiation, execution, delivery and performance by the Company and the Subsidiaries of this Agreement and the Transaction Agreements and the process leading up thereto binding estimates of their unbilled fees and expenses through consummation of the Closing. Such estimates, together with the then billed and unpaid fees and expenses of such counsel, advisers and accountants in connection with such services, shall be included in the Company Transaction Expenses.

(d) Promptly after the Monthly Financial Statements and the Closing Adjustment Estimate shall have been delivered to GrafTech, GrafTech shall review them. GrafTech shall have the right to engage, at its expense, independent accountants to assist it in connection with such review. Promptly upon reasonable request by GrafTech or such accountants, the Company shall deliver, or shall cause to be delivered, to GrafTech and such accountants such copies of the Company’s business records and access to its employees or independent contractors as reasonably necessary or appropriate in connection with such review.

(e) Subject to the next sentence, GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate by giving written notice to that effect to the Company no later than 3 Business Days after the delivery of such Closing Adjustment Estimate to GrafTech (an “Objection Notice”) which shall describe in reasonable detail the objection and the basis therefor and shall be accompanied by reasonably detailed supporting documents, information and calculations. GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate only:

(i) on the basis that the Closing Adjustment Estimate was not prepared in accordance with this Agreement, that relevant assets, liabilities, expenses or other line items were misstated, incorrectly included or incorrectly omitted, or that a mathematical error was made; and

(ii) if the aggregate amount by which the Closing Adjustment Estimate would change if the objections described in the Objection Notice were given effect, would exceed $25,000.

(f) If GrafTech agrees with the amounts and calculations set forth in the Closing Adjustment Estimate and gives written notice to that effect to the Company (which GrafTech shall have the right to do at any time), or fails to duly give an Objection Notice to the Company within 3 Business Days after delivery of the Closing Adjustment Estimate, the amounts and calculations set forth in the Closing Adjustment Estimate shall be final and binding. If GrafTech duly gives an Objection Notice, any amounts and calculations not specifically objected to therein in accordance with this Section 2.07(f) shall be final and binding.

(g) If GrafTech duly gives an Objection Notice with respect to the Closing Adjustment Estimate, GrafTech and the Company shall promptly negotiate in good faith to agree on revised amounts and calculations covered by such Objection Notice. If GrafTech and the Company so agree (which they shall have the right to do at any time), the revised amounts and calculations shall be set forth in a written document signed by both of them, which shall be final and binding. If GrafTech and the Company fail to so agree within 2 Business Days after receipt of such Objection Notice (or such later date as may be mutually agreed by GrafTech and the Company ), then GrafTech and the Company shall promptly engage the Selected Accountants to resolve such objections as promptly as possible (and, in any event, with a view toward resolving such objections within 5 Business Days after becoming so engaged). The fees and expenses of the Selected Accountants in connection with such determination shall be borne by the Party whose claims differ to a greater extent from the determination of the Selected Accountants (and any such fees and expenses to be borne by the Company shall be included in the Combined Transaction Expenses). The engagement of the Selected Accountants shall be subject to such terms and conditions as the Selected Accountants shall reasonably request. Promptly upon reasonable request by the Selected Accountants, the Company shall deliver, or shall cause to be delivered, to the Selected Accountants such copies of Company business records and access to employees as the Selected Accountants may determine to be reasonably necessary or appropriate in connection with such determination. In connection with such determination by the Selected Accountants:

(i) each of GrafTech and the Company shall have the right to (A) provide written documents and information to the Selected Accountants so long as copies thereof are concurrently provided to the other of them and (B) provide (by telephone or in person) oral information (so long as a representative of the Company and a representative of GrafTech are present at the time such information is provided) to the Selected Accountants (except that this clause shall not restrict either of them from providing administrative, ministerial or procedural information);

(ii) the Selected Accountants shall be bound by amounts and calculations that shall have previously become final and binding as described in this Section 2.07, shall act as experts (and not as arbitrators) and shall set forth their determination in a written document (which shall include reasonably detailed supporting analysis and shall be delivered simultaneously to GrafTech and the Company ); and the determination of the Selected Accountants shall be final and binding (absent manifest error), and such determination shall be non-appealable and incontestable and not subject to collateral attack for any reason.

GrafTech and the Company shall have the right at any time to agree in writing to terminate the engagement of the Selected Accountants. If the Selected Accountants are so engaged, the Closing Date, if necessary, shall be postponed until the third Business Day following the later of receipt by the Company and GrafTech of such determination by the Selected Accountants and the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than conditions with respect to actions contemplated to be taken at the Closing itself) or such other date as the Company and GrafTech may mutually agree (which postponement, if it extends the Closing Date past the End Date, shall not give rise to a right of either the Company or GrafTech to terminate pursuant to Section 9.01(c)).

SECTION 2.08. No Fractional Shares of Parent Stock. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Units would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of GrafTech Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Units in lieu of any fractional interests, the Paying Agent shall notify Parent, and Parent shall ensure that there is deposited with the Paying Agent and shall cause the Paying Agent to make available in accordance with this Agreement such amounts to such former holders of Units.

SECTION 2.09. Accredited Investors. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to issue Parent Stock or Promissory Notes to more than an aggregate of thirty-five (35) Persons that are not “accredited investors” within the meaning of Regulation D (“Regulation D”) promulgated by the SEC under the Securities Act (“Accredited Investors”) pursuant to Section 2.02(a) of this Agreement and

Section 2.02(a) of the Seadrift Merger Agreement. In the event that Schedule 2.02(a)(ii) (together with Schedule 2.02(a)(ii) to the Seadrift Merger Agreement) lists more than thirty-five (35) Persons that are not Accredited Investors, immediately prior to the Effective Time the Company shall amend Schedule 2.02(a)(ii) to limit the number of Persons that are not Accredited Investors to no more than thirty-five (35) and to list any removed Persons on Schedule 2.02(a)(i), whose Units will instead, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Form A Per Unit Consideration.

SECTION 2.10. Lost Certificates. If any certificate representing a Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificated Unit, Parent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration with respect to the Units formerly represented by such lost, stolen or destroyed certificate, and unpaid dividends and distributions on shares of Parent Stock deliverable in respect thereto pursuant to this Agreement.

SECTION 2.11. [RESERVED].

SECTION 2.12. Further Assurances. At and after the Effective Time, the officers and directors of Parent and the Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Merger Sub, or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Entity, as applicable, as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by the Company to GrafTech prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to GrafTech, as of the date hereof, as follows:

SECTION 3.01. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, and the Company has all requisite limited liability company power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. The Company is duly qualified or registered as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the Certificate of Formation, the Limited Liability Company Operating Agreement and the minute books of the Company Board have been made available to GrafTech, each as amended to date. The Company is not in violation of the Certificate of Formation or the Limited Liability Company Operating Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) Section 3.02 of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, the current ownership of such shares, partnership interests or similar ownership interests and its current officers and directors. Each Subsidiary of the Company is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of the Company is duly qualified or registered as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) All of the outstanding capital stock or other voting securities of, or similar ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, other voting securities or other ownership interests). There are no (i) outstanding securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, other voting securities or other ownership interests in any Subsidiary of the Company, or (ii) options or warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock, other voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, other voting securities of, or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any securities of any Subsidiary of the Company.

SECTION 3.03. Capital Structure.

(a) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Company Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Limited Liability Company Operating Agreement.

(b) Except as set forth on Section 3.03(a) or 3.03(b) of the Company Disclosure Schedule, (i) there are no issued or outstanding Units, (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Units or obligating the Company to issue or sell any equity interests of the Company, and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

SECTION 3.04. Authority; Execution and Delivery, Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 3.05. No Conflicts; Consents. Except as set forth on Section 3.05 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby will not (a) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Formation or the Limited Liability Company Operating Agreement, (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which the Company or any of its assets or properties is bound, (c) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date except as set forth in Article VI hereof or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, Contract, agreement, lease, franchise agreement or any other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

SECTION 3.06. Financial Statements.

(a) Annual Financial Statements. The Company has delivered to GrafTech true and complete copies of the audited consolidated balance sheet of the Company for each of the three (3) fiscal years ended December 31, 2007, 2008 and 2009 and the related audited consolidated statements of income, retained earnings, members equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants (collectively referred to herein as the “Company Annual Financial Statements”). The Company Annual Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (except as may be otherwise indicated in such Company Annual Financial Statements or the notes thereto).

(b) Interim Financial Statements. The Company has delivered to GrafTech true and complete copies of the unaudited consolidated balance sheet of the Company as of March 31, 2009 and 2010, respectively, and the related unaudited consolidated statements of income, retained earnings, members equity and changes in financial position of the Company, together with all related notes and schedules thereto for the respective three month periods ended March 31, 2009 and 2010 (collectively, the “Company Interim Financial Statements”). The Company Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) fairly present in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries as of the date thereof and for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (except as may be otherwise indicated in such Company Interim Financial Statements or the notes thereto and subject to normal year-end adjustments and accruals).

SECTION 3.07. Absence of Undisclosed Liabilities. Except for (a) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of the Company for the fiscal year ended December 31, 2009, (b) liabilities incurred since December 31, 2009 in the ordinary course of business consistent with past practice (including with respect to the amounts thereof), (c) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement and the other Transaction Agreements, and (d) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Company Disclosure Schedule, since December 31, 2009, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company, (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.01, including any affiliate or related party transactions, and (d) no dividends or distributions have been made by the Company or any of its Subsidiaries other than as set forth in Section 3.08(d) of the Company Disclosure Schedule or as necessary to make tax distributions with respect to taxable income of the Company consistent with past practice of the Company (“Permitted Tax Distributions”).

SECTION 3.09. Real Property.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Owned Real Property. Except as set forth on Section 3.09 of the Company Disclosure Schedule, the Company has good and marketable title to all of the Owned Real Property free and clear of any Liens other than Permitted Liens. The Company has not leased any of the Owned Real Property to any Person, except as shown in Section 3.09(a) of the Company Disclosure Schedule.

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Leased Real Property. The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties. The Company has not assigned or sublet any of the Leased Property, except as shown in Section 3.09(b) of the Company Disclosure Schedule.

(c) Except in the ordinary course or as set forth on Section 3.09(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Company Real Property or the improvements thereon.

(d) All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Owned Real Property have been obtained and complied with, except where the failure to so obtain or comply would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) The Owned Real Property and the Leased Real Property constitute all of the real property necessary for the conduct of the Company’s business as presently conducted.

(f) Other than as set forth in Section 3.18 of the Company Disclosure Schedule, the Company has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in any of the Owned Real Property that would have a material adverse effect on the insurability of the Owned Real Property or cause a material increase in the insurance premiums for such Owned Real Property.

(g) No Person has any conditional or unconditional right to purchase any of the Owned Real Property or any right of first refusal or right of first offer with respect thereto.

SECTION 3.10. Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a list of all Company Registered Intellectual Property and the jurisdictions where each is registered (if any) and written licenses (other than “shrink wrap” licenses relating to software purchases “off the shelf”) and all of the rights under Contracts granted to the Company by third parties pertaining to trademarks, service marks, trade names and registered copyrights which are used in the business as currently conducted by the Company (each a “Software License”).

(b) The Company or its Subsidiaries have good and valid title to or possess the rights to use the material Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and have paid all material maintenance fees, renewals or expenses related to such material Company Intellectual Property.

(c) Except as otherwise would not have a Material Adverse Effect on the Company, the Company or its Subsidiaries have the rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Company Intellectual Property and have not granted any options or licenses relating to the Company Intellectual Property.

(d) To the Knowledge of the Company, neither the use of the material Company Intellectual Property nor the conduct of the business in the ordinary course, misappropriates, infringes upon or conflicts with any material Intellectual Property rights of any third party in any material respect. No Party has filed a written claim (or, to the Knowledge of the Company, threatened to file a claim) during the 12-month period prior to the date hereof against the Company or its Subsidiaries alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Party.

SECTION 3.11. Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which either the Company or any of its Subsidiaries is a party, to which either the Company, any of its Subsidiaries or any of their respective properties is subject, or by which the Company or any of its Subsidiaries is otherwise bound (the “Material Contracts”) (other than the Company Benefit Plans set forth on Section 3.14(a) of the Company Disclosure Schedule):

(i) all Contracts (including purchase orders submitted in the ordinary course) with suppliers under which the Company or any of its Subsidiaries makes payments in excess of $250,000 on an annual basis;

(ii) all Contracts (including purchase orders) that individually involve sales by the Company or any of its Subsidiaries (i) in the case of graphite electrodes more than 500 metric tons on an annual basis and (ii) in the case of any other item in excess of $250,000 on an annual basis;

(iii) any agreement for the employment of any employee or with respect to the equity compensation of any employee employed by the Company or any of its Subsidiaries that is not terminable at-will;

(iv) any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(v) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) and any sublease or assignments with respect to any of the foregoing, involving an annual commitment or payment of more than $250,000 individually by the Company and all leases relating to Owned Real Property;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated by this Agreement and the other Transaction Agreements;

(vii) all Contracts pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts prohibiting the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world, including, without limitation, any material nondisclosure or confidentiality agreements;

(ix) all partnership agreements and all other Contracts providing for the sharing of any profits of the Company;

(x) any power of attorney or other similar agreement or grant of agency; and

(xi) all Contracts that individually involve annual payments to or from the Company or any of its Subsidiaries in excess of $250,000.

(b) All Material Contracts are legal, binding and in full force and, to the Knowledge of the Company, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, enforceable in all material respects against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not, or would not reasonably be expected to, have a Material Adverse Effect on the Company. To the Knowledge of the Company, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or any of its Subsidiaries, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on the Company. No party has given written notice that it intends to terminate, cancel or fail to renew or extend any Material Contract or to otherwise cease or materially reduce its business with the Company.

(c) Except for such Material Contracts that have been redacted or not provided due to competitive reasons, GrafTech has been supplied with a true and correct copy of each written Material Contract or a written summary thereof.

SECTION 3.12. Taxes. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries (a) have duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects and were prepared in compliance with all applicable Laws; (b) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, there are no audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes or Tax matters pending or, to the Knowledge of the Company, threatened in writing, except with respect to matters contested in good faith through appropriate proceedings. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not received notice in writing of any claim made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not participated, and is not currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). All copies of Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company that the Company has made available to GrafTech are true and complete copies. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company (i) has no liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise and (ii) is not a party to, bound by, or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement. Less than fifty percent (50%) of the Company’s gross assets consist of “U.S. real property interests” (“USRPIs”) and less than ninety percent (90%) of the Company’s gross assets consist of USRPIs plus cash plus “cash equivalents,” all within the meaning of Section 897 of the Code.

SECTION 3.13. Tax Qualification. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would be reasonably likely to prevent the exchange of Units for Parent Stock pursuant to the Merger from qualifying as an exchange described in Section 351 of the Code.

SECTION 3.14. Company Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Company Benefit Plan, a true and complete copy of each of which (or a summary thereof) has been made available to GrafTech.

(b) No Company Benefit Plan is or was, within the last five (5) years, a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and, neither the Company nor any of its Subsidiaries has, within the last five (5) years, contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) The Company, its Subsidiaries and any of its ERISA Affiliates have never maintained or contributed to, withdrawn from, terminated or incurred any material liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and, to the Knowledge of the Company, with respect to each Company Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Company Benefit Plan have been filed or furnished on a timely basis. Neither the Company nor any of its Subsidiaries nor any fiduciary with respect to any Company Benefit Plan has incurred any liability with respect to any Company Benefit Plan, including any liability, tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course), except where any such liability would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All liabilities or expenses of the Company in respect of any Company Benefit Plan (including workers compensation) or any similar plan previously maintained by the Company which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Company Benefit Plan that is a qualified “pre-approved” plan, as described in IRS Revenue Procedure 2005-16, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) or other letter indicating that it is (or, in the case of any such pre-approved plan adopted by the Company, that the Company may rely upon such opinion letter or advisory letter as evidence that such plan is) so qualified or is in the process of seeking such a letter. To the Knowledge of the Company, nothing has occurred prior to or since the issuance of such letters for any Company Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) There is no pending or, to the Knowledge of the Company, threatened claim (other than a routine claim for benefits), Proceeding, examination, audit, investigation or other proceeding with respect to any Company Benefit Plan, except where any such claim, investigation, examination, audit or other proceeding would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Company Benefit Plan, or increase the amount of compensation due any such individual; (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G(b)(1) of the Code; or (v) result in triggering or imposition of any restriction or imposition on the rights of the Company to amend or terminate any Company Benefit Plan. Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the employee or former employee.

SECTION 3.15. Labor Relationships.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names of all individuals employed by the Company and any of its Subsidiaries. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since December 31, 2009.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, activity or Proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

(d) To the Knowledge of the Company, the Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than an employee, or with respect to any employee leased from another employer.

(e) There are no charges, appeals or Proceedings against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority. Neither the Company nor any of its Subsidiaries have received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or any of its Subsidiaries pursuant to any workplace safety and insurance Laws; neither the Company nor any of its Subsidiaries has been reassessed in any material respect under such Laws during the past three years; there are no claims or, to the Knowledge of the Company, potential claims which may affect the accident cost experience of the Company or any of its Subsidiaries.

SECTION 3.16. Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries for which the maximum amount claimed or in controversy exceeds $250,000 or that otherwise, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment outstanding against the Company or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there is no Basis on which any such Proceeding may be brought or threatened against the Company or any of its Subsidiaries.

SECTION 3.17. Compliance with Applicable Laws. To the Knowledge of the Company, the Company and each of its Subsidiaries is, and has during the past two (2) years been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written communication during the past two (2) years from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law and there are no open Proceedings with respect to any such notices received more than two (2) years prior to the date hereof. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12, or Environmental Matters, which are the subject of Section 3.18.

SECTION 3.18. Environmental Matters. Except as described in Section 3.18 of the Company Disclosure Schedule:

(a) To the Knowledge of the Company, the Company holds and has complied in all material respects at all times with all Environmental Permits, and otherwise has complied in all material respects with all Environmental Laws;

(b) To the Knowledge of the Company, the Company has conducted its business and has used the Owned Real Property at all times in compliance in all material respects with all applicable Environmental Laws;

(c) The Company has not received any written Environmental Claim and, to the Company’s Knowledge, there is no threatened Environmental Claim (i) against the Company, (ii) against any Person whose liability for Environmental Claims the Company may have assumed contractually or by operation of law with respect to the Owned Real Property or the Company or its business, or (iii) relating to its business or the operation or use of its real property or other assets;

(d) To the Company’s Knowledge, there is no Environmental Condition at, under, in the vicinity of or emanating from, the Owned Real Property;

(e) To the Company’s Knowledge, (i) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated the Owned Real Property in such manner as have given or would reasonably be expected to give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and (ii) no Environmental Lien has attached to the Owned Real Property;

(f) The Company has not entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the Company;

(g) The Company has not, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws;

(h) To the Company’s Knowledge, the Owned Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list;

(i) The Company has made available to GrafTech all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Owned Real Property that concern any material environmental condition on, under or in the Owned Real Property that are in the possession of the Company or its respective environmental consultants and attorneys, which condition is not otherwise disclosed in another environmental investigation report made available to GrafTech;

(j) Section 3.18(j) of the Company Disclosure Schedule sets forth the material environmental insurance policies of the Company and, to the Knowledge of the Company, all such environmental insurance is in full force and effect;

(k) The Company has made available to GrafTech all of the following documents that are in the Company’s possession, custody or control (i) any environmental insurance, including without limitation all related schedules, endorsements, declarations and amendments and (ii) all material correspondence concerning such environmental insurance;

SECTION 3.19. Licenses and Permits. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Authorities that are material to the operation of its business, taken as a whole (the “Company Permits”), all of which are listed on Section 3.19 of the Company Disclosure Schedule, and the Company and each of its Subsidiaries are and have been in compliance with the terms of the Company Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has received no written notice that any Company Permit set forth on Section 3.19 of the Company Disclosure Schedule has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against it with respect to any Company Permit set forth in Section 3.19 of the Company Disclosure Schedule.

SECTION 3.20. Brokers and Other Fees.

(a) Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its members who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(b) Except for McDermott Will & Emery LLP, Alpern Rosenthal LLP and Eckert Seamans Cherin & Mellott, LLC, there are no counsel, accountants, consultants or advisors that have been retained by or are authorized to act on behalf of the Company or its members who might be entitled to any fee or expense in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(c) Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

SECTION 3.21. Assets. (a) The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are in the aggregate, material to the business or financial condition of the Company. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.

(b) All of the assets are in good operating condition, except for normal wear and tear and are suitable for the uses in the business for which they are currently used by the Company.

(c) The assets are sufficient in all material respects to enable GrafTech and its Affiliates to conduct the business as currently conducted by the Company.

SECTION 3.22. Certain Business Practices. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has directly or indirectly (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) otherwise participated in illegal activities in each case, that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.23. Insurance. Section 3.23 of the Company Disclosure Schedule sets forth the material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) held by the Company and all material claims made thereunder, or in respect thereof, since January 1, 2007, all material retroactive premium adjustments or other material loss-sharing arrangements and any material self-insurance arrangements. All material assets, properties and risks of the Company are, and for the past three (3) years have been, covered by valid and, except for insurance policies that have expired pursuant to their terms in the ordinary course of business consistent with past practice, currently effective insurance policies or binders of insurance issued in favor of the Company, in each case, with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

SECTION 3.24. No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LLC Act, the Limited Liability Company Operating Agreement or the Certificate of Formation, or otherwise, in connection with the Merger.

SECTION 3.25. Interested Party Transactions. Except as set forth on Section 3.25 of the Company Disclosure Schedule and for transactions or agreements with Seadrift or as contemplated by any Transaction Agreement, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, holder of 5% or more of any outstanding Units, director or executive officer of the Company (or any Person who is a 5% owner, director or executive officer of any of the foregoing).

SECTION 3.26. No Additional Representations. Except for the representations and warranties made by the Company in this Article III and the Key Members in Article IV, GrafTech acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this Article III and the Key Members in Article IV, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KEY MEMBERS

SECTION 4.01. Fundamental Representations. Each Key Member jointly and severally represents and warrants to GrafTech as follows:

(a) Authority; Execution and Delivery; Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflicts; Consents. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby will not contravene, conflict with or result in any violation or breach of any provision of the Certificate of Formation, the Limited Liability Company Operating Agreement or the LLC Act.

(c) Capital Structure. (i) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Company Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Limited Liability Company Operating Agreement and (ii) except as set forth on Section 3.03(a) of the Company Disclosure Schedule, (A) there are no issued or outstanding Units, (B) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any equity interests of the Company, and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) Assets. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are, individually or in the aggregate, material to the business or financial condition of the Company.

(e) No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LLC Act, the Limited Liability Company Operating Agreement, or the Certificate of Formation, or otherwise, in connection with the Merger.

(f) Brokers and Other Fees. Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.02. Additional Representations and Warranties. Each Key Member (solely with respect to itself) represents and warrants to GrafTech as follows:

(a) Ownership of/Title to Securities. Such Key Member holds of record and owns beneficially and holds good and marketable title to, and rightful possession of, the Units set forth opposite such Key Member’s name on Schedule 2.02(a)(i) or 2.02(a)(ii), as the case may be, free and clear of any Liens. Such Key Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Key Member to sell, transfer, or otherwise dispose of any of such Units (other than this Agreement). Such Key Member is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Units owned by such Key Member.

(b) Authority; Execution and Delivery, Enforceability. Such Key Member has all requisite power and authority or capacity, as applicable, to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Key Member of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of such Key Member if required. Such Key Member has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than such Key Member) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(c) No Conflicts; Consents. The execution and delivery by such Key Member of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Key Member of the transactions contemplated hereby will not (i) contravene, conflict with or result in any violation or breach of any provision of such Key Member’s constituent documents, (ii) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which such Key Member is or may be bound or (iii) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date.

(d) Brokers and Other Fees. Neither such Key Member nor any of its Affiliates has retained any broker, finder, investment banker or other intermediary or any counsel, consultant, accountant or advisor in connection with the transactions contemplated hereby so as to give rise to any claim against the Company, GrafTech or their respective Affiliates for any commission, fee, expense or other compensation.

(e) Rights Against Company. Except for rights specifically provided for in this Agreement and the other Transaction Agreements, such Key Member has no claim, rights or causes of action against the Company.

(f) Investment Representations. Such Key Member:

(i) agrees that it shall acquire any shares of Parent Stock or Promissory Notes issued to it pursuant to this Agreement (collectively, the “Securities”) for investment and for such Key Member’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Securities or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(ii) understands (A) that the Securities have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of such Key Member as expressed herein, (B) that the Securities must be held indefinitely and not sold until such Securities are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (C) that, except as provided in the Registration Rights and Stockholders’ Agreement, Parent is under no obligation to so register the Securities and (D) that the certificates evidencing any Securities not so registered will be imprinted with a legend in the form set forth in the Registration Rights and Stockholders’ Agreement;

(iii) has had the opportunity to read and review the GrafTech SEC Reports and has received prior to the date hereof a summary of GrafTech’s financial results for the first calendar quarter of 2010;

(iv) has had an opportunity to ask questions of and has received satisfactory answers from the officers of GrafTech or Parent or Persons acting on behalf of GrafTech or Parent concerning Parent and GrafTech and the terms and conditions of an investment in Parent Stock;

(v) is aware of GrafTech’s and Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Securities to be issued to such Key Member;

(vi) understands that an investment in the Securities involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Parent or GrafTech or the future market value of the Securities;

(vii) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding the Securities, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Securities acquired by such Key Member; and

(viii) is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(g) Certain Business Practices. Such Key Member has not, and to the actual knowledge with no requirement of due inquiry of such Key Member, no other Key Member, Affiliate, member, director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) otherwise participated in any activity that such Key Member had actual knowledge with no requirement of due inquiry of being an illegal activity at such time, in each case, that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) GrafTech Stock. Except as set forth on Section 4.02(h) of the Company Disclosure Schedule, none of the Principal Holders, Nathan Milikowsky or Daniel Milikowsky, or any of their Affiliates or Related Parties Beneficially Own (each such term, as defined in the Registration Rights and Stockholders’ Agreement) any GrafTech Stock.

(i) No Fraud or Misconduct. Such Key Member has not, and to the actual knowledge with no requirement of due inquiry of such Key Member, no other Key Member, Affiliate, member, director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has, directly or indirectly, engaged in any conduct that such Key Member actually knew at such time to be fraudulent conduct or willful misconduct in connection with the operation of the business of the Company or in connection with the transactions contemplated in this Agreement or the other Transaction Agreements.

(j) No Additional Representations. Except for the representations and warranties made by such Key Member in this Article IV and by the Company in Article III, GrafTech acknowledges that neither such Key Member nor any other Person makes any express or implied representation or warranty with respect to itself, the Company or the Company’s business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Key Member hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Key Member nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by such Key Member in this Article IV and by the Company in Article III, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GRAFTECH

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by GrafTech to the Company prior to the execution of this Agreement (the “GrafTech Disclosure Schedule”), GrafTech represents and warrants to the Company as of the date hereof as follows:

SECTION 5.01. Organization. Each of GrafTech, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of state of Delaware and has all power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each of GrafTech, Parent and Merger Sub is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.02. Parent and Merger Sub.

(a) Since their respective dates of incorporation, neither of Parent or Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) At the Effective Time, the authorized capital stock of Parent will consist of 225,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, $0.01, par value, per share, of which the same numbers of each will be issued, outstanding, held in treasury and reserved for issuance as there were shares of GrafTech Stock and GrafTech preferred stock as set forth in Section 5.04(a). All of the outstanding shares of Parent Stock are and when shares of Parent Stock are issued in connection with the Merger such shares will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Parent Stock, and the issuance thereof is not subject to any preemptive or other similar right. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. Assuming the accuracy of the representations made by the Company in Article III, the Key Members in Article IV and the other member in the Transmittal Letters delivered by such other members to the Paying Agent, the offer and issuance by Parent of the Parent Stock to be issued as part of Merger Consideration will be exempt from registration under the Securities Act.

(c) None of GrafTech, Parent, any of their Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Parent Stock to be issued as part of Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be integrated with prior offerings by Parent or GrafTech for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of GrafTech, Parent or any of their Subsidiaries are listed or designated. None of GrafTech, Parent, any of their Subsidiaries, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Parent Stock to be issued as part of the Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be issued as part of the Merger Consideration to be integrated with other offerings.

SECTION 5.03. Subsidiaries. Exhibit 21 to GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC prior to the date hereof includes all of the Subsidiaries of GrafTech that are Significant Subsidiaries. All of the shares of capital stock of each of the Significant Subsidiaries held by GrafTech or another Subsidiary of GrafTech are fully paid and nonassessable and are owned by GrafTech or a Subsidiary of GrafTech. Each Subsidiary of GrafTech is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of GrafTech is duly qualified or registered as a foreign limited partnership to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.04. Capital Structure.

(a) The authorized capital stock of GrafTech consists of 225,000,000 shares of GrafTech Stock and 10,000,000 shares of preferred stock, $0.01 par value per share. As of

March 31, 2010, (i) 120,361,161 shares of GrafTech Stock were issued and outstanding, 7,619,512 shares of GrafTech Stock were reserved for issuance upon the exercise or payment of outstanding options, stock units or other awards or pursuant to plans of GrafTech under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, GrafTech Stock has been conferred on any Person, and 4,065,473 shares of GrafTech Stock are held by GrafTech in its treasury and (ii) no shares of preferred stock were issued and outstanding or reserved for issuance. All outstanding shares of GrafTech Stock have been, and all reserved shares that may be issued will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of GrafTech’s Employee Benefit Plans or other similar arrangements entered in the ordinary course, (i) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating GrafTech to issue or sell any GrafTech Stock or, to the Knowledge of GrafTech, relating to GrafTech Stock and (ii) there are no outstanding contractual obligations of GrafTech to repurchase, redeem or otherwise acquire any GrafTech Stock (other than GrafTech’s publicly disclosed stock repurchase program) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person which is not a Subsidiary.

SECTION 5.05. Authority; Execution and Delivery, Enforceability. Each of GrafTech, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of GrafTech, Parent and Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by GrafTech, Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of GrafTech, Parent and Merger Sub. Each of GrafTech, Parent and Merger Sub has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the parties other than GrafTech, Parent and Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of GrafTech, Parent and Merger Sub, as applicable, enforceable against each of GrafTech, Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 5.06. No Conflicts; Consents. The execution and delivery by GrafTech, Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by GrafTech, Parent and Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of GrafTech,

Parent or Merger Sub; (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of GrafTech, Parent or Merger Sub or any of its respective assets or properties is bound; (c) require any permit, consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date except as set forth on Section 5.06 of the GrafTech Disclosure Schedule or in Article VI hereof; or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of GrafTech, Parent or Merger Sub under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which GrafTech, Parent or Merger Sub is a party, or by which it or any of its respective properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not, individually or in the aggregate, be expected to have a Material Adverse Effect on GrafTech and excluding from the foregoing clause (d) encumbrances arising under the Existing Facility or any successor thereto.

SECTION 5.07. Litigation. There is no Proceeding (or, to the Knowledge of GrafTech, investigation) pending or, to the Knowledge of GrafTech, threatened against GrafTech or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on GrafTech, nor is there any judgment outstanding against GrafTech that has had or could reasonably be expected to have a Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there is no Basis on which any such Proceeding may be brought or threatened against GrafTech or any of its Subsidiaries.

SECTION 5.08. SEC Filings. Since December 31, 2007, GrafTech has timely filed or furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such GrafTech SEC Reports, including any financial statements or schedules included or incorporated by reference therein (other than the Seadrift Annual or Interim Financial Statements as to which no representation is made by GrafTech), at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of GrafTech has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any GrafTech SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the

SEC staff. To the Knowledge of GrafTech, none of the GrafTech SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of GrafTech’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

SECTION 5.09. Absence of Certain Changes or Events. Except as disclosed in the GrafTech SEC Documents filed prior to the date hereof (or in the case of actions taken after the date hereof, except as permitted by Section 6.02 hereof), since December 31, 2009, (a) GrafTech and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on GrafTech and (c) there has not been any action or event, nor any authorization, commitment or agreement by GrafTech with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.02.

SECTION 5.10. Advisors. Except for JPMorgan Securities, Inc., all fees and disbursements of which shall be paid by GrafTech, there is no financial advisor that has been retained by or is authorized to act on behalf of GrafTech or any of its Affiliates who might be entitled to any fee in connection with the transactions contemplated by this Agreement.

SECTION 5.11. Financing. At the Effective Time, GrafTech will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the aggregate cash component of the Merger Consideration payable by virtue of the Merger in accordance with this Agreement.

SECTION 5.12. Tax Qualification. To its Knowledge, neither GrafTech nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance related to GrafTech or any of its Subsidiaries that would be reasonably likely to prevent the exchange of Units for Parent Stock pursuant to the Merger from qualifying as an exchange described in Section 351 of the Code.

SECTION 5.13. Certain Agreements.

(a) Except for this Agreement, the other Transaction Agreements and as set forth as an exhibit to the GrafTech SEC Documents, neither GrafTech nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $2.0 million or more per annum or (ii) that limits the ability of GrafTech or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to GrafTech and its Subsidiaries taken as a whole, or that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) All Contracts that are material to GrafTech and its Subsidiaries taken as a whole (the “GrafTech Contracts”) are in full force and, to the Knowledge of GrafTech, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against GrafTech and its Subsidiaries, and, to the Knowledge of GrafTech, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not have a Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there does not exist under any GrafTech Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of GrafTech, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on GrafTech.

SECTION 5.14. No Additional Representations. Except for the representations and warranties made by GrafTech in this Article V, neither GrafTech nor any other Person makes any express or implied representation or warranty with respect to GrafTech, its Subsidiaries, Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GrafTech hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GrafTech nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to GrafTech, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by GrafTech in this Article V, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of GrafTech, the negotiation of this Agreement, the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

SECTION 6.01. Conduct of the Business of the Company. Except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Company Disclosure Schedule, Section 7.22 hereof, or as required by applicable Law, unless GrafTech otherwise agrees in writing, from the date of this Agreement to the Effective Time, the Company shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Company Disclosure Schedule, Section 7.22 hereof, or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not (directly or indirectly), and shall cause its Subsidiaries not to, do any of the following without the prior written consent of GrafTech (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents or the Limited Liability Company Operating Agreement;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of its equity interests or enter into any agreement with respect to the voting of its Units or any equity interests of its Subsidiaries (other than dividends paid by a direct or indirect wholly owned Subsidiary of the Company to its parent and as necessary to make Permitted Tax Distributions); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire or issue or sell any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

(d)(i) grant to any executive officer, director, member or employee of the Company any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements set forth on Section 6.01(d) of the Company Disclosure Schedule, (ii) grant to any executive officer, director or employee of the Company any increase in severance or termination pay, except to the extent required under any agreement set forth on Section 6.01(d) of the Company Disclosure Schedule, (iii) enter into any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any such executive officer, director or employee, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(e) make any material Tax elections or make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(f)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice, or enter in any sublease or assignment thereof;

(g)(i) incur, assume or guarantee any debt or obligation of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company in the ordinary course of business consistent with past practice;

(h) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned with any Affiliate or related or interested party, or could reasonably be expected to (i) impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Merger, (iii) take any action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Agreements or (iv) exceed a value of $250,000 other than in the ordinary course of business consistent with past practice;

(i)(i) pay, discharge or satisfy any material debt, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the Company or any of its Subsidiaries;

(j) allow any material Company Permit that was issued to the Company or otherwise relates to the business as conducted by the Company to lapse or terminate;

(k) make any material change in the practices, operations and policies of the Company with respect to (i) the method for, manufacturing, marketing and selling products or services, (ii) the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts other than in the ordinary course of business, (iii) the maintenance of inventory levels, (iv) the conduct of accounts receivable collection and accounts payable payment activities (or similar cash management or working capital activities and practices) or (v) the method and level of sourcing products;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(m) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(n) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on the Company or any of its Subsidiaries;

(o) grant, permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the Company’s existing Indebtedness and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (q);

(p) make (or fail to make) capital expenditures other than in the ordinary course of business;

(q) incur any additional Indebtedness other than in the ordinary course of business; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.01 to the contrary notwithstanding, the Company and Seadrift shall be entitled to enter into the Long Term Supply Agreement in the form attached hereto as Exhibit E.

SECTION 6.02. Conduct of the Business of GrafTech. Except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule, as required by applicable Law, or as would not otherwise reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on GrafTech, unless the Company otherwise agrees in writing, from the date of this Agreement to the Effective Time, GrafTech shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, GrafTech shall not, and shall cause each of its Subsidiaries not to (directly or indirectly) do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents that would be reasonably expected to prevent or delay or impede the consummation of the Merger;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of its equity interests (other than dividends paid by a direct or indirect wholly owned Subsidiary of GrafTech to its parent); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities, unless appropriate corresponding adjustments are made to the Merger Consideration to the reasonable satisfaction of the Company;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other GrafTech voting securities or any securities convertible into GrafTech capital stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units thereon, including pursuant to Contracts as in effect on the date hereof (other than (i) the issuance of shares of GrafTech Stock upon the exercise of GrafTech Options in accordance with its terms on the date hereof, (ii) grants or deferrals under any plans, arrangements or Contracts existing on the date hereof between GrafTech or any of its Subsidiaries and any director or employee of GrafTech or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to the Company) and (iii) issuances and sales of equity securities which would not require stockholder approval under NYSE rules);

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate to GrafTech or its Subsidiary, as applicable, except purchases of inventory or capital expenditures in each case in the ordinary course of business consistent with past practice, other than acquisitions that would not constitute acquisition of a “significant subsidiary” within the meaning of Regulation S-X;

(e)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice and those that are not material to GrafTech and its Subsidiaries taken as a whole;

(f) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of GrafTech to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Merger, or (iii) take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Agreements; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.02 to the contrary notwithstanding, nothing shall prevent GrafTech or any of its Subsidiaries from taking any of the following actions:

(i) undertaking purchases of its equity interests under any previously publicly announced stock repurchase program;

(ii) reinstating GrafTech’s stockholder rights plan or adopting an equivalent new plan;

(iii) granting any Lien, or taking any other action, as may be required under its Existing Facility;

(iv) undertaking any action previously authorized under any of GrafTech’s Employee Benefit Plans;

(v) undertaking any action previously authorized under any equity incentive plan, including any 401(k) matching or similar benefit plan;

(vi) reorganizing or recapitalizing any Subsidiary as deemed necessary or appropriate by GrafTech;

(vii) performance of any obligation under any Contract to which GrafTech or any of its Subsidiaries is a party;

(viii) canceling or retiring any treasury shares held by GrafTech or transferring any or all of such treasury shares to Parent; or

(ix) undertaking any acquisition or divestiture not involving individually or in the aggregate in excess of $200 million.

SECTION 6.03. No Control of the Other’s Business. Nothing contained in this Agreement or the other Transaction Agreements shall give GrafTech, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement or the other Transaction Agreements shall give the Company, directly or indirectly, the right to control or direct GrafTech’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of GrafTech and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Certain Notices. From and after the date of this Agreement until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.01, each of GrafTech and the Company shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of GrafTech or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any material inaccuracy or incompleteness or any representation or warranty made by such Party in this Agreement, and (iv)

the occurrence of any development that has had or would reasonably be expected to have a Material Adverse Effect on the Party providing such notice; provided, however, that the delivery of any notice pursuant to this Section 7.01 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

SECTION 7.02. Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the NDA, the Company and GrafTech shall (a) give to the other Party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such Party, (b) furnish to the other Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other Party in its investigation; provided, however, that either Party may restrict the foregoing access to the extent that (i) any Law applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of such Party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, (iii) such disclosure relates to pricing or other matters that are highly sensitive if the exchange of documents (or portions thereof) or information, as determined by such Party’s counsel, might reasonably result in antitrust difficulties for such Party or (iv) the disclosure of such information to the other Party would violate confidentiality obligations owed to a third Party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The Parties shall hold any information obtained pursuant to this Section 7.02 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

SECTION 7.03. Reasonable Best Efforts to Consummate.

(a) Except for approvals or requirements under the applicable Antitrust Laws, which are specified in Sections 7.03(b)-(e) below, each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VIII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and take all steps as may be necessary to avoid, or have terminated if begun, any Proceedings by any Governmental Authority, (iii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement, any other Transaction Agreement, or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or Order entered into by any Governmental Authority which could prevent or delay the Merger or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b) Notwithstanding the foregoing, subject to the requirements of applicable Antitrust Laws, GrafTech and the Company agree to cooperate and to use their reasonable best efforts to obtain, as promptly as practicable following the date hereof, any Requisite Regulatory Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Antitrust Laws and to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and use reasonable best efforts to have lifted or overturned any governmental Order that restricts, prevents, or prohibits the consummation of the transaction contemplated by this Agreement (an “Antitrust Order”). As of the date hereof, to each of the Company’s and GrafTech’s respective knowledge, the Requisite Regulatory Approvals required for the Closing under applicable Antitrust Laws are under the HSR Act and competition Laws of Ukraine, Russia, Greece and Turkey. Each of GrafTech and the Company will use their reasonable best efforts to make any filings required under the HSR Act within 10 Business Days from the date hereof and all other notifications, filings, or registrations required under applicable antitrust and competition Laws as soon as reasonably practicable from the date hereof.

(c) Notwithstanding the foregoing, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by the End Date, GrafTech shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of GrafTech, the Company or their respective Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of GrafTech, the Company or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would have the effect of preventing or delaying the Effective Time beyond the End Date other than such actions that could reasonably be expected to have a Material Adverse Effect on GrafTech.

(d) Each of GrafTech and the Company shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sec 18(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”). Each of GrafTech and the Company will certify to substantial compliance with respect thereto as promptly as practicable, but in no event more than two (2) months after the date of the Second Request plus any additional time as agreed by the Parties. Each of GrafTech and the Company agrees to take all reasonable steps to assert, defend, and support certification of substantial compliance with any Second Request, and notwithstanding anything to the contrary in this Agreement, GrafTech and the Company each shall pay and be responsible for 50% of the fees and expenses of McDermott Will & Emery LLP, counsel to the Company in connection with a Second Request (which shall be included in the Combined Transaction Expenses to the extent paid by the Company). Neither Party shall take any action to extend or toll the waiting period requirements of the HSR Act or provide the Department of Justice any additional time to consider, investigate, or review the transactions contemplated by this Agreement, in each case to a date beyond the End Date, without the consent of the other Party (not to be unreasonably withheld). Each of GrafTech and the Company agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate to give effect to the rights of the other set forth in this Section 7.03.

(e) Each of GrafTech and the Company shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Merger. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communications with any such Governmental Authority with respect to the Merger, (C) not participate in any meeting or oral communication with any such Governmental Authority with respect to the Merger unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the other is not permitted to participate in pursuant to clause (C) above unless prohibited by such Governmental Authority) between it and any such Governmental Authority with respect to the Merger, and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of GrafTech and the Company, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. In addition, GrafTech shall state in all written material communications with its customers and suppliers and shall post on its website that (i) it has agreed to acquire the Company subject to regulatory review and approval, (ii) neither GrafTech nor any of its Subsidiaries is operating the Company’s business prior to the Closing Date and that during such time the Company will continue to operate independently, and (iii) all customer contracts of the Company whether entered into prior to the date hereof or thereafter will be honored by GrafTech and Parent following the Closing.

SECTION 7.04. Prior Knowledge.

(a) If GrafTech shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by the Company of any representation, warranty, covenant or other obligation hereunder, then GrafTech shall promptly (within 20 days) notify the Company of such matter in writing. If GrafTech fails to so inform the Company of such fact or event as provided herein, such failure will constitute a waiver and release by GrafTech of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

(b) If the Company shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by GrafTech of any representation, warranty, covenant or other obligation hereunder, then the Company shall promptly (within 20 days) notify GrafTech of such matter in writing. If the Company fails to so inform GrafTech of such fact or event as provided herein, such failure will constitute a waiver and release by the Company of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

SECTION 7.05. Voting. Each Key Member hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, such Key Member shall cause the Units which are eligible to vote or consent with respect to the Merger and the other transactions contemplated hereby, and which are held of record by such Key Member, to vote or consent in favor of the Merger and other actions contemplated hereby and shall undertake any actions required in furtherance thereof.

SECTION 7.06. Benefit Plans.

(a) For a period of one year after the Effective Time, Parent shall either (i) maintain or cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to maintain the Company Benefit Plans at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to provide benefits to its employees that, when taken as a whole, are reasonably comparable to the benefits provided to similarly situated employees under GrafTech’s Employee Benefit Plans. Notwithstanding the foregoing and Section 7.06(b), the Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, shall be terminated effective as of no later than the day prior to Closing and the Company shall provide reasonable evidence of such termination to the Parent prior to Closing.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies as set forth on Schedule 7.06(b) of the Company Disclosure Schedule, without duplication of any obligation under Section 7.06(a).

(c) With respect to any Employee Benefit Plan maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) To the extent permitted by applicable Law, Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

SECTION 7.07. [RESERVED]

SECTION 7.08. [RESERVED]

SECTION 7.09. Company Director and Officer Liability.

(a)(i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of the Company as of the date of this Agreement and any other Person who becomes an officer or director of the Company prior to the Closing (such Persons collectively, the “Company Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Certificate of Formation and the Limited Liability Company Operating Agreement (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement and identified on Section 7.09(a) of the Company Disclosure Schedule), shall survive the Merger and Parent shall cause all such indemnification obligations to be observed by the Surviving Entity to the fullest extent permitted by the LLC Act.

(ii) Without limiting the generality or the effect of the foregoing, from and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to, and the Surviving Entity shall, fulfill and honor in all respects the obligations of the Company to the Company Indemnified Persons pursuant to (x) any indemnification agreement as in effect on the date hereof, and (y) any indemnification, expense advancement and exculpation provisions set forth in the organizational documents of the Company as in effect on the date of this Agreement.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Entity to maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to GrafTech prior to the date of this Agreement (the “Existing D&O Policy”), if directors’ and officers’ liability insurance coverage is available for Parent’s directors and officers; provided, however, that: (i) Parent or the Surviving Entity may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) Parent or the Surviving Entity shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid by the Company with respect to the Existing D&O Policy (the “Maximum Premium”), which amount the Company has disclosed to GrafTech prior to the date hereof. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, Parent or the Surviving Entity shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the greatest amount of coverage reasonably procurable for a premium equal to the Maximum Premium.

(c) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.09.

(d) The rights of each Company Indemnified Person under this Section 7.09 shall be in addition to any rights such Person may have under the Certificate of Formation and the Limited Liability Company Operating Agreement, or under the LLC Act or any other applicable Laws or under any agreement of any Company Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Person.

(e) Nothing in this Section 7.09 shall serve to vitiate or otherwise limit or offset any liability of any Company Indemnified Person arising under this Agreement or the other Transaction Agreements.

SECTION 7.10. Public Announcements.

(a) GrafTech shall consult with the Company before issuing any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(b) The Company shall obtain the approval of GrafTech (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.11. Tax Matters.

(a) Each of GrafTech, Parent and the Company shall report, and shall cause its Affiliates to report, the exchange of Units for Parent Stock pursuant to the Merger as an exchange described in Section 351 of the Code for all income Tax purposes and shall otherwise use its reasonable best efforts to, and to cause its Affiliates to, cause such exchange to qualify as an exchange described in Section 351 of the Code and shall not take any action reasonably likely to cause the exchange not to so qualify. Without limitation of the foregoing, Parent will not, in connection with the transactions provided for herein, cause the Company to be a Subsidiary of GrafTech or cause GrafTech not to be recognized as an entity whose separate existence from Parent is regarded for federal income Tax purposes.

(b) The person acting as tax matters partner for the Company prior to the Merger (the “Prior Tax Matters Partner”) shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Parent acknowledges that such Tax Returns shall include the Company Transaction Expenses and the Company Transaction Incentives and Bonuses as deductions (to the extent that such Company Transaction Expenses and Company Transaction and Incentives and Bonuses are otherwise deductible under applicable Law) and not on any income Tax Return filed for Parent and its Subsidiaries for Tax periods ending after the Closing Date. The Prior Tax Matters Partner shall submit such income Tax Returns to Parent for its review and comment at least thirty (30) days prior to filing. The federal income Tax Return for the Company for the period ending on the Closing Date shall include an election under Section 754 of the Code unless the Company has such election in effect. The Prior Tax Matters Partner shall remain the “tax matters partner” as defined in Section 6231 of the Code of the Company with respect to periods ending on or before the Closing Date (“Pre-Closing Periods”) and shall control any audit by Government Authorities of the Company’s income Tax Returns for Pre-Closing Periods, provided that Parent shall have a right to participate, at its own expense, in any such audit or proceeding. The Prior Tax Matters Partner and Parent will cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of the Company’s Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or its members in respect thereof. Such cooperation shall include the retention and (upon the other’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 7.12. Regulation D. Within a reasonable period prior to the Closing, Parent shall deliver to each Person listed on Schedule 2.02(a)(ii) who to Parent’s Knowledge is not an Accredited Investor the information that is required to be provided to such

Person under Regulation D so that the issuance of shares of Parent Stock in the Merger will qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D. Any and all information provided by Parent pursuant to this Section 7.12 (other than any information provided by the Company expressly for inclusion therein) will comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 7.13. Parent Stock Listing. Parent and GrafTech shall use their respective best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 7.14. Registration Rights and Stockholders’ Agreement. Parent shall and the Key Members shall cause the other parties thereto (who are members of the Company) to enter into a Registration Rights and Stockholders’ Agreement to be effective as of Closing substantially in the form of Exhibit D hereto (the “Registration Rights and Stockholders’ Agreement”).

SECTION 7.15. Legend on Share Certificates. The certificates representing the shares of Parent Stock issuable in the Merger hereunder shall include an endorsement typed conspicuously thereon of the legends provided pursuant to the terms of the Registration Rights and Stockholders’ Agreement which legends shall be removed in accordance with the terms thereof.

SECTION 7.16. No Solicitation; Other Offers. The Company and the Key Members shall not, and shall not authorize or permit any of their respective Affiliates, including any Subsidiaries, or any of its or their respective Officers, representatives or agents, to, directly or indirectly, (a) solicit, initiate, consider, facilitate or encourage the submission of a proposal to acquire the Company, or any of its equity or any material portion of its assets, by a third party, (b) engage or participate in discussions or negotiations with, furnish material non-public information relating to the Company to, or provide access to the material business records of the Company to any third party that has submitted, or is seeking to submit, such a proposal or (c) enter into a Contract with any third party that has submitted, or is seeking to submit, such a proposal. For purposes of the preceding sentence, such a proposal includes any proposal includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Officers to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, such a proposal. GrafTech shall have the right and remedy to have the provisions of this Section 7.16 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to GrafTech and that money damages may not provide an adequate remedy to GrafTech, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

SECTION 7.17. [RESERVED].

SECTION 7.18. Non-competition.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Nathan Milikowsky and Daniel Milikowsky (the “Restricted Persons”) shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, vendor, licensee or licensor of the Company (including any existing or former such Person and any Person that becomes such after the Closing), or any other Person who has an active or prospective material business relationship with the Company to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Person, together with any Affiliates thereof, may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person, together with any Affiliates thereof, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, no Restricted Person shall, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee, or consultant to, the Company who is offered employment or engagement by Parent or its Subsidiaries or is or was employed or engaged by Parent or its Subsidiaries during the Restricted Period, or encourage any such employee or consultant to leave such employment or engagement or hire any such employee or consultant who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants; provided, that nothing in this Section 7.18(b) shall prevent a Restricted Person or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Parent or its Subsidiaries or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) If a Restricted Person breaches, or threatens to commit a breach of, any of the provisions of this Section 7.18, Parent shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under Law or in equity.

(d) Each Restricted Person acknowledges that the restrictions contained in this Section 7.18 are reasonable and necessary to protect the legitimate interests of GrafTech, Parent and their Affiliates and constitute a material inducement to GrafTech to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.18 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction, to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.18 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 7.19. Guarantee.

(a) Each of Nathan Milikowsky and Daniel Milikowsky (each, a “Guarantor”) jointly and severally guarantees, as a primary obligor and not merely as a surety, the performance and full and punctual payment when due of all obligations of each Key Member, whether for payment, damages for any breach of any representation, warranty of covenant, expenses, indemnification obligations or other liabilities under this Agreement or otherwise (the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor shall remain bound under the Agreement notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to any Key Member of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under this Agreement or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of GrafTech to assert any claim or demand or to enforce any right or remedy against any Key Member, under this Agreement or any other agreement, or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms of this Agreement, or (iv) the failure of GrafTech to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c) Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

(d) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged, impaired or otherwise affected by the failure of GrafTech to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(e) This Agreement and each and every part hereof are binding upon each Guarantor and upon each Guarantor’s respective heirs, representatives, successors and assigns.

SECTION 7.20. Closing Deliveries. At the Closing, the Company and the Key Members shall deliver or cause to be delivered to GrafTech and Parent:

(a) Evidence of due authorization by all necessary action of this Agreement and the transactions contemplated hereby by the Company;

(b) Certificates of the senior executive and senior financial officers of the Company in their capacities thereof attesting to the satisfaction of the conditions set forth in Sections 8.02(a)(i) and (ii), 8.02(b)(i), 8.02(c) (to their actual knowledge, in the case of threatened proceedings) and 8.02(d);

(c) Certificates of the Key Members attesting to the satisfaction of the condition set forth in Section 8.02(a)(iii) and 8.02(b)(ii) as to it;

(d) the addendums to Schedules 2.02(a)(i) and 2.02(a)(ii) described in Section 2.02(b);

(e) one certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company;

(f) five counterpart signature pages to each Transaction Agreement duly executed by the Company, to the extent that it is a party thereto;

(g) a certification from the Company, in a form reasonably acceptable to GrafTech, that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h) evidence, in form reasonably satisfactory to GrafTech, that (i) each of Barclays Capital and McDermott, Will & Emery LLP, and any other advisor or counsel to the Company or any Key Member, shall have been paid in full prior to the Closing for services rendered in connection with the Merger and any concurrent or similar transaction (and that all such amounts are included in the calculation of the Company Transaction Expenses) which evidence may include delivery of final invoices marked as paid in full and (ii) all Company Transaction Incentives and Bonuses have been paid in full (and that such amounts are properly included in the calculation of Company Transaction Incentives and Bonuses) and/or any remaining unpaid Combined Transaction Expenses;

(i) duly executed resignations of Nathan Milikowsky and Daniel Milikowsky from all employment and officer and director positions at the Company with an acknowledgement of no rights to any payment by the Company in connection with any such employment or position, including any severance or termination payment; and

(j) such other certificates, instruments and documents, in form and substance reasonably satisfactory to GrafTech, as GrafTech may reasonably request.

SECTION 7.21. Standstill. From the execution of this Agreement through the time the Registration Rights and Stockholders’ Agreement becomes effective, the Key Members, Nathan Milikowsky and Daniel Milikowsky shall and shall cause each of the Principal Holders, and its and their Affiliates and Related Parties (each, as defined in the Registration Rights and Stockholders Agreement) to observe, be bound by and comply with Section 2.3 thereof as if it was currently in effect and without regard to any provision therein that might be construed to limit or terminate the restrictions and obligations set forth therein.

SECTION 7.22. Natural Gas Deposits. Subject to the terms and conditions hereof, the Company shall have the right to enter into leases with third parties to extract natural gas from underneath the real property owned by the Company in Saint Mary’s, Pennsylvania (the “Site”). Regardless of the terms of any such leases, GrafTech agrees that the net proceeds from any leases or licenses granted by Company pursuant to this Section 7.22 shall inure to the benefit of the holders of Units immediately prior to the Initial Effective Time (the “Old C/G Members”). The Old C/G Members shall appoint a representative who shall be responsible for administering provisions and procedures related to the leases. Such leases (subject to customary renewals and customary durations) and the arrangements which enable the Old C/G Members to obtain such net proceeds must be approved by GrafTech (such approval not to be unreasonably withheld). In connection with determining whether to, and the extent to which, such approval is granted, GrafTech shall have the right to take into account the impact on the use of the Site, which shall not unreasonably interfere with the conduct of the Company’s or the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns (including the extent of any indemnification relative to such protection and the creditworthiness of the indemnitors). Subject to the preceding sentence, the Company shall have the right prior to the Closing to enter into one (1) lease to one third party producer for the production of natural gas, subject to the approval of GrafTech as provided above, and if not entered into prior to the Closing, then after the Closing, GrafTech and Parent agree to grant or cause the Surviving Entity to grant to the Old C/G Members an exclusive and royalty-free lease or license to extract or cause to be extracted, and to lease or license (including by means of an assignment of working interests, farming agreement or otherwise; any such arrangement a “Third Party Lease Arrangement”) to a third party to do the same on their behalf, natural gas underneath the Site. Such lease or license shall terminate if a Third Party Lease Arrangement is not finalized prior to the date two (2) years after the date hereof, and any Third Party Lease Arrangement that is timely finalized by the Old C/G Members and approved by GrafTech shall expire when any well installed pursuant thereto ceases production because it is played out, without regard to secondary production, except with respect to any Third Party Lease Arrangement provisions pertaining to indemnification and ongoing remediation activities, if any, including, without limitation, any operation and/or maintenance activities associated with the same, all of which shall survive the termination or expiration of the Third Party Lease Arrangement indefinitely. In no event shall a Third Party Lease Arrangement extend into a secondary term without the approval of GrafTech. In addition, any such Third Party Lease Arrangement shall be subject to the following conditions:

(a) the third party producer shall be of good reputation and shall have a successful track record of production, compliance with law and fair dealing in similar leases in the Saint Mary’s area. Such third party producer shall be bonded and insured (all such bonds and insurance policies to be prepaid) in a manner reasonably acceptable to GrafTech for a period no less than the term of the Third Party Lease Arrangement and GrafTech shall be listed as an additional named insured on such insurance policies;

(b) no such Third Party Lease Arrangement shall be assignable by such third party producer without GrafTech’s prior written consent, which shall not be unreasonably withheld or delayed;

(c) such Third Party Lease Arrangement shall be for natural gas production only and shall not include production of any other minerals, including, without limitation, oil and coal bed methane, and the third party producer shall not be entitled to use any portion of the Site for any equipment staging area or trailers, except as otherwise agreed to in writing by GrafTech, provided that GrafTech shall not object to any such use that does not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(d) the Site shall not be used for above ground or underground natural gas storage, carbon sequestration, secondary recovery of natural gas, disposal wells, or a compressor station;

(e) GrafTech shall have the right to approve all pipeline easements (which shall not include interstate pipelines) affecting the Site, including the location of same, all such pipelines to be buried at least three feet (3) below the surface of the land and the surface of the land to be restored to the condition existing prior to such burial, provided that GrafTech shall not object to any such easements the use of which would not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(f) GrafTech shall have the right to approve the location of the drilling site (which shall not be larger than three (3) acres and in no event shall be a horizontal drilling site unless adequate arrangements are made to prevent subsidence or similar conditions), the final production well (which shall not be larger than one (1) acre), any access road (including construction specifications for same), and any batteries, provided that GrafTech shall not object to any such location that does not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(g) if no well is installed on the Site, all equipment shall be removed and the land shall be restored to its condition prior to all drilling activities, including the installation and use of any temporary access road, and if a well is installed on the Site, the well shall be plugged, all associated equipment shall be removed, and the surface of the land shall be restored to its original condition when production ceases;

(h) all activities shall be conducted in compliance with standard and reasonable GrafTech and all governmental, health, safety and environmental requirements and applicable law, pursuant to duly issued permits, including any applicable drilling permit and plugging permit, and the lessee or licensee shall be solely responsible for all handling, storage, transportation and disposal of all wastes generated during the course of the natural gas extraction activities and shall sign all hazardous waste manifests as the sole generator of such wastes;

(i) GrafTech shall be indemnified and defended against, and be reimbursed for, any and all claims, suits, complaints, damages, loss, cost and expense of any kind whatsoever (including increased insurance costs) arising out of activities on the Site pursuant to the Third Party Lease Arrangements by indemnitors approved by GrafTech; Old C/G Members shall possess, or if applicable, cause the third party producer to possess liability insurance considered adequate under prevailing industry standards to cover any GrafTech related damage, injuries or business interruption due to accidents, incidents or other activities associated with the well;

(j) GrafTech’s lease or license to the Old C/G Members shall be without warranty of title to the land or applicable mineral rights;

(k) the Old C/G Members shall pay, or if applicable cause the third party producer to pay, all extraction taxes, income taxes, and any other taxes applicable to the extraction of natural gas under the lease; and

(l) GrafTech shall have the right to approve the recording of any lease or notice of lease.

The Old C/G Members shall retain all rights, liabilities (including, without limitation, any health, safety and environmental protection liability), responsibilities (including, without limitation, subsidence and calamity) and obligations in connection with the extraction of natural gas pursuant to the lease or license described in this Section 7.22. None of the Old C/G Members’ rights, interests, duties, or obligations created by this Agreement may be assigned, transferred, or delegated in whole or in part by the Old C/G Members, except as provided herein and any such purported assignment, transfer, or delegation shall be null and void.

ARTICLE VIII

CONDITIONS PRECEDENT

SECTION 8.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust and Securities Laws.

(i) Requisite Regulatory Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority under applicable Antitrust Laws shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(ii) No Antitrust Injunctions or Restraints. No provision of any applicable Antitrust Laws and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Merger under applicable Antitrust Laws.

(b) No Other Injunctions or Restraints. No provision of any applicable Law (other than Antitrust Laws) and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Merger.

SECTION 8.02. Conditions to Obligations of GrafTech. The obligation of GrafTech to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the Company Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date and except for (A) the last sentence of Section 3.01 and Section 3.03, each of which shall be true and correct in all material respects), (ii) each of the Other Company Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LLC Act,” in Section 3.24) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company, (iii) each of the representations and warranties of the Key Members set forth in Sections 4.01(a), 4.01(b), 4.02(a), 4.02(b) and 4.02(c) of this Agreement (the “Key Member Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date, (iv) each of the representations and warranties of the Key Members set forth in Section 4.01(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), and (v) each of the representations and warranties of the Key Members set forth in Article IV of this Agreement other than (A) the Key Member Fundamental Representations and (B) Section 4.01(c), shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LLC Act,” in Section 4.01(e)) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company.

(i) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) The Key Members shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the Key Members at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Merger or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from GrafTech or any of its Subsidiaries or the Company in connection with the Merger any damages that are material in relation to GrafTech and its Subsidiaries or the Company taken as whole.

(d) Absence of Material Adverse Effect on the Company. Except as disclosed in the Company Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Company.

(e) Registration Rights and Stockholders’ Agreement. Each of the parties thereto (other than Parent) shall have entered into the Registration Rights and Stockholders’ Agreement.

(f) Other Closing Deliveries. The Company and the Key Members shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to Section 7.20.

SECTION 8.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the GrafTech Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), and (ii) each of the Other GrafTech Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on GrafTech.

(b) Performance of Obligations of GrafTech. GrafTech shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Merger or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from the Company and its Subsidiaries in connection with the Merger any damages that are material in relation to Company and its Subsidiaries taken as whole.

(d) Absence of GrafTech Material Adverse Effect. Except as disclosed in the GrafTech Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on GrafTech.

(e) Parent Stock Listing. The shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Registration Rights and Stockholders’ Agreement. Parent shall have executed and delivered the Registration Rights and Stockholders’ Agreement.

(g) Supply Agreement. There shall be no coke supply contract, commitment understanding or arrangement between Seadrift and the Company other than the Long Term Supply Agreement in the form attached hereto as Exhibit E.

(h) Seadrift Closing. The Closing under the Seadrift Merger Agreement shall have occurred previously or be occurring concurrently with the closing under this Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other transactions contemplated herein may be abandoned at any time before the Closing:

(a) by the mutual written agreement of GrafTech and the Company;

(b) [RESERVED];

(c) by the Company or GrafTech if the conditions set forth in Section 8.01(a)(i) and 8.01(a)(ii) have not been satisfied by April 30, 2011 (the “End Date”), unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(d) by the Company or GrafTech if the conditions set forth in Section 8.01(a)(iii) have not been satisfied by the End Date, unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(e) by GrafTech if: (i) any of the conditions set forth in Section 8.02 shall not to be satisfied by the End Date; (ii) GrafTech shall have delivered to the Company written notice of such breach or failure; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to the Company and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is the result of a violation of this Agreement by GrafTech; or

(f) by the Company if: (i) any of the conditions set forth in Section 8.03 shall not to be satisfied; (ii) the Company shall have delivered to GrafTech written notice of such non-solicitation; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to GrafTech and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is caused by a breach of this Agreement by the Company or the Key Members.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other Party. If there is less than 15 Business Days between the date of delivery of any notice under Section 9.01(e) or 9.01(f) and April 30, 2011, the End Date shall be extended so that it is 15 Business Days after such date of delivery.

SECTION 9.02. Effect of Termination.

(a) Except as set forth in Section 9.02(b), if this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, the termination of this Agreement shall not relieve any Party from any Liability for a breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such breach. The provisions of Article XI, this Section 9.02, Section 7.19 (and Articles X, XI, XII in respect thereto) and the NDA, shall survive any termination hereof.

(b) In the event this Agreement is terminated pursuant to Section 9.01(c), then GrafTech shall pay to the Company within ten (10) Business Days following delivery of the notice of termination by the Company or GrafTech as applicable, an amount equal to $15.0 million dollars; provided, however, that no fee shall be payable by GrafTech pursuant to this Section 9.02(b) if, on the date of delivery of such notice of termination, (i) the Company has not complied with its obligations under Section 7.03(b) through 7.03(e), (ii) GrafTech would not otherwise be required to close due to the non-satisfaction of any condition to its obligations to close set forth in Section 8.02 or (iii) the Seadrift Merger has been terminated, if the failure of the Seadrift Merger to close or such termination was due to the failure to satisfy the conditions set forth in Section 8.01(a)(i) or 8.01(a)(ii) of the Seadrift Merger Agreement.

SECTION 9.03. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.04. Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 10.01. Survival of Representations and Warranties. None of the representations and warranties made by the Parties in this Agreement or in any certificate, schedule, statements, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Effective Time; provided, however, that the representations and warranties made by each of the Key Members in Article IV hereof or the certificate delivered at the Closing in respect thereof shall survive the Effective Time indefinitely subject to applicable statute of limitations.

SECTION 10.02. Indemnification. The Key Members shall severally indemnify, defend and hold harmless the Indemnified Persons from and against any and all Losses arising out of any inaccuracy or breach of any representation or warranty of the Key Members set forth in Section 4.02 of this Agreement or the certificate delivered at the Closing in respect thereof. For purposes of this Section 10.02, the term “severally” means that the indemnification obligations of each Key Member with respect thereto shall be limited to the product of (a) such Key Member’s Pro-rata Percentage of the Units of all Key Members on the Closing Date and (b) the amount of any Losses.

SECTION 10.03. Limitations. No Key Member shall have any liability or any indemnification obligation hereunder with respect to any Losses in excess of the product of (a) such Key Member’s Pro-rata Percentage of the Units on the Closing Date, and (b) the Merger Consideration.

SECTION 10.04. Indemnification Procedure.

(a) Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the “Indemnitee”) shall promptly give the Key Member or Key Members who may be obligated to provide such indemnification (each, an “Indemnitor”) written notice of any Indemnified Loss (as defined below) which the Indemnitee has determined has given, or could reasonably be expected to give, rise to a claim for indemnification hereunder (a “Notice of Claim”). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to such Indemnified Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, that the obligation to make an indemnification payment in respect of such Indemnified Loss shall be suspended so long as the Indemnitor is in good faith performing its obligations under Sections 10.04(c) through 10.04(g) with respect to such Indemnified Loss, except to the extent the Indemnitee shall have actually paid or incurred such Loss.

(b) The term “Indemnified Loss” shall mean any Loss for which any Indemnitee may be entitled to indemnification under this Agreement.

(c) Subject to Sections 10.04(e) through 10.04(g), the Indemnitor shall have the right, in good faith and at its expense, to defend, cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to an Indemnified Loss in respect of which a Notice of Claim has been given. Such right and obligation shall include (i) the right to investigate any such event or circumstance, (ii) the right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine, and (iii) the right to defend, contest or otherwise oppose any third party Proceeding related to such event or circumstance with legal counsel selected by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel at the reasonable expense of the Indemnitor. The exercise of such right and performance of such obligation shall not constitute an admission or agreement by the Indemnitor that it has an indemnification obligation hereunder in respect of such Indemnified Loss.

(d) The Indemnitor shall (i) promptly inform the Indemnitee of all material developments related to any such event or circumstance and (ii) promptly inform the Indemnitee in writing after the Indemnitor has made a good faith determination (which it shall use commercially reasonable efforts to make promptly), based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor has or does not have an indemnification obligation hereunder in respect of such Indemnified Loss.

(e) Notwithstanding anything to the contrary contained herein, the Indemnitee shall have the right, but not the obligation, to participate, at its expense, in the defense, contest or other opposition of any such third party Proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under Section 10.04(c), the Indemnitee shall and shall cause its Affiliates (i) at all times, subject to reimbursement by the Indemnitor for their reasonable out-of-pocket expenses, to cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request, (ii) to provide reasonable access during normal business hours to any of its or their properties as necessary or appropriate to enable performance of any activity permitted in Section 10.04(c), (iii) to execute, deliver, acknowledge, publish and file any instrument or any document as necessary or appropriate to effectuate any remediation or mitigation plan that the Indemnitor determines to implement in accordance with its rights and obligations pursuant to Section 10.04(c) and (iv) not to compromise or settle any such Proceeding without the prior written consent of the Indemnitor.

(f) If the Indemnitor fails to perform its obligations under Section 10.04(c) or if the Indemnitor shall have informed the Indemnitee in writing in accordance with Section 10.04(d) that the Indemnitor does not have an indemnification obligation hereunder in respect of such Indemnified Loss, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for such Indemnified Loss, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith.

(g) The Indemnitor shall not settle or compromise any such third party Proceeding without the written consent of the Indemnitee unless such settlement or compromise fully and unconditionally releases the Indemnitee from any and all Liability with respect to such third party Proceeding. If the Indemnitor proposes to settle or compromise any such third party Proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein, the Indemnitee shall have the right to:

(i) object to the settlement or compromise of any such third party Proceeding that would have fully and unconditionally released the Indemnitee from any and all Liability with respect to such third party Proceeding, whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party Proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all Liability with respect to any such third party Proceeding to the extent that such Liability exceeds the Liability which the Indemnitor would have had in respect of such a settlement or compromise; or

(ii) assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party Proceeding for its own account, whereupon the Indemnitor shall be released from any and all Liability with respect to such event or circumstance and such third party Proceeding.

(h) The determination of the Indemnified Loss shall take into account any insurance proceeds received and any Tax benefit actually realized attributable to the circumstances that gave rise to the Loss.

SECTION 10.05. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Merger Consideration for all purposes related to Taxes.

SECTION 10.06. No Duplicative Adjustments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Merger Consideration or any other payments hereunder in respect of any matter hereunder, such matter shall, to the extent of such adjustment or other payment, not constitute a breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise provided elsewhere in the Agreement, including Article II, Section 7.03(d) and Article X, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) GrafTech, to:

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Attention: General Counsel

Facsimile: (216) 676-2462

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP

400 Atlantic Street

Stamford, Connecticut 06901

Attention: M. Ridgway Barker

Facsimile: (203) 327-2669

(b) if to the Company, to

C/G Electrodes LLC

800 Theresia Street

Saint Marys, Pennsylvania 15857

Attention: Nathan Milikowsky

Facsimile: (361) 552-8327

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery LLP

340 Madison Avenue

New York, New York 10173

Attention: C. David Goldman, Esq.

Facsimile: (212) 547-5444

SECTION 11.03. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive.

SECTION 11.04. Disclosure Schedules.

(a) The Company has set forth certain information in the Company Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section of the Company Disclosure Schedule so long as its relevance to such other section of the Company Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Company Disclosure Schedule.

(b) GrafTech has set forth certain information in the GrafTech Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this

Agreement to which it relates. A matter set forth in one section of the GrafTech Disclosure Schedule need not be set forth in any other section of the GrafTech Disclosure Schedule so long as its relevance to such other section of the GrafTech Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such GrafTech Disclosure Schedule.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the Company Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the NDA which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Sections 7.09 and 7.11(b) and Article X (which are intended for the benefit of only the Persons specifically named therein) is not intended to confer upon any Person other than the Parties any rights or remedies. Nothing in this Agreement shall in any way change, impact, limit, terminate or otherwise affect the GrafTech - Seadrift Rights (as defined in the NDA).

SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 11.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, other than a pledge of this Agreement in connection with the Existing Facility or any successor thereto. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.10. Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of

Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE XII

DEFINITIONS

SECTION 12.01. Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means The Sherman Antitrust Act, as amended, The Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, the Canadian Investment Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on November 26, 2001, as amended.

“Chemical Substance” means any chemical substance, including, but not limited to, any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Combined Transaction Expenses” means the Seadrift Transaction Expenses (as defined in the Seadrift Merger Agreement) and the Company Transaction Expenses, in each case other than expenses which clearly relate exclusively to either Seadrift or the Company, as applicable.

“Company Board” means the Board of Directors or such similar governing member or body of the Company.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Company and its Subsidiaries or any ERISA Affiliate or to which the Company, its Subsidiaries or ERISA Affiliates make, or have any obligation to make, any contributions or payments with respect to which the Company and its Subsidiaries have any other liabilities (actual or contingent).

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01, 3.03, 3.04, 3.05(a) and 3.05(c).

“Company Intellectual Property” means any Intellectual Property that is owned by the Company and its Subsidiaries, including the any Software owned by the Company and its Subsidiaries.

“Company Real Property” means the Leased Real Property and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company.

“Company Transaction Expenses” means (x) all fees and expenses of counsel and advisors to and accountants for the Company (and its members) and its Subsidiaries incurred or paid by the Company or its Subsidiaries in connection with their negotiation, execution, delivery and performance of this Agreement and the Transaction Agreements and the process leading up thereto, and in connection with any other concurrent or similar transaction process, including all fees and expenses of Barclays Capital, as financial advisor to the Company, and (y) all fees and expenses, without qualification or limitation, of McDermott Will & Emery LLP incurred or paid by the Company since December 31, 2009, except as shown to the satisfactory of GrafTech to not be related in any way to this transaction or any concurrent or similar transaction process.

“Company Transaction Incentives and Bonuses” means all bonuses, incentive fees, change of control payments, success fees or other similar arrangements giving rise, or which may give rise, to amounts due to any director, officer, employee, contractor or contractor or consultant of, or to, the Company, or any other Person by reason of or in connection with the Merger.

“Contracts” means all written agreements, contracts, leases, subleases, purchase orders, arrangements and legally enforceable commitments.

“DGCL” means the General Corporation Law of the State of Delaware.

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability providing for employee benefits or for the remuneration of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, order, investigation or notice by any Person or entity alleging potential liability and/or responsibility (including, without limitation, potential liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law, and including, without limitations any claim, cause of action, citation, order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Company, GrafTech or in respect of either of their businesses, the Owned Real Property or any real property owned or operated by any of them as applicable.

“Environmental Exposure Claim Liability” means liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including but not limited to employees) to any Chemical Substance and resulting damages and arising from or relating to products or operations of the respective businesses of the Company and GrafTech.

“Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct the Company’s business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Existing Facility” means the Amended and Restated Credit Agreement dated as of April 28, 2010, by and among GrafTech, various of GrafTech’s Subsidiaries, JPMorgan Chase Bank, N.A. (as Administrative Agent, Collateral Agent and Issuing Bank) and other lenders from time to time party thereto.

“Final Working Capital” shall mean the final amount of Working Capital as of Closing (a) as set forth in the Closing Adjustment Estimate delivered pursuant to Section 2.07(b), (b) if GrafTech shall have properly and timely delivered an Objection Notice as described in Section 2.07(e) and the Company and GrafTech shall have agreed on revisions as described in Section 2.07(f), as set forth in the Closing Adjustment Estimate, or (c) if the Company and GrafTech shall not have so agreed, as set forth in the Closing Adjustment Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.07(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“GrafTech Fundamental Representations” means the representations and warranties contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06(a) and 5.06(c).

“GrafTech SEC Reports” shall mean all documents and other materials filed or furnished by GrafTech with the SEC since December 31, 2006, including those that GrafTech may file or furnish after the date of this Agreement until the Closing Date.

“GrafTech Stock” means the common stock, $0.01 par value per share, of GrafTech.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including without limitation, any material regulated by or subject to regulation or standards of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and (b) all obligations evidenced by notes, bonds or debentures.

“Indemnified Persons” means Parent and GrafTech, their respective Affiliates, their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, Software, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all industrial designs and any registrations and applications therefor, and (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor.

“IRS” means the U.S. Internal Revenue Service.

“Key Members” means each Person listed on Exhibit A.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Nathan Milikowsky, Daniel Milikowsky, David Jardini, Norman Struble, Lee Cunningham and Mark Quagliani; and (b) with respect to GrafTech, the actual knowledge of Craig Shular, John Moran, Peter Barnard, Erick Asmussen and Mark Widmar.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or orders, of, or issued by, Governmental Authorities.

“Leased Real Property” means the premises and the parcels of real property currently leased by the Company and its Subsidiaries, together with all fixtures and improvements thereon.

“Liability” means any liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Limited Liability Company Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of September 1, 2006, as amended.

“LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Loss” means any Liability, shortage, damage, diminution in value, deficiency or loss of any kind.

“Material Adverse Effect” means with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) the effect of the outbreak or escalation of hostilities, acts of terrorism, military action or any escalation or worsening thereof, (b) the effect of any changes in the condition of the industry in which the Company operates (including without limitation any change or proposed change in Law generally affecting such industry), (c) the effect of any change in general economic conditions, including the capital markets in the United States or elsewhere, (d) the effect of any changes in GAAP, (e) the effect of any changes in applicable Law, (f) the taking of any action contemplated by this Agreement or the agreements contemplated hereby or otherwise consented to by the relevant Party, (g) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, member or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, or (h) the failure to meet internal or third party projections or forecasts or any revenue or earnings projections for any period.

“NDA” means the Non-Disclosure Agreement dated as of February 19, 2010, between Seadrift and GrafTech.

“Officer” of a Person means controlling persons, partners, members, directors, officers, managers, trustees, employees, agents, representatives, consultants, affiliates, advisors, counsel or nominees of such Person.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, consent of or by a Governmental Authority.

“Other GrafTech Representations” means the representations and warranties of GrafTech other than the GrafTech Fundamental Representations.

“Other Company Representations” means the representations and warranties of the Company other than the Company Fundamental Representations.

“Owned Real Property” means the parcels of real property owned in fee simple by the Company and its Subsidiaries (together with all fixtures and improvements thereon).

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Parties” means GrafTech, the Company, Parent and Merger Sub and “Party” means any one of them.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than thirty (30) days or that are being properly contested, (c) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (f) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (g) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (h) with respect to any real property in which the Company owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located and (i) the effect of any moratorium, eminent domain or condemnation proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Proceedings” means any claim, action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority or any other Person.

“Pro-rata Percentage” means as of any date of determination, and with respect to each member, the percentage of the Units (or a specified subset of such Units) held by such member as of that date.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, and trade dress, applications to register trademarks and service marks and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress, (c) registered copyrights and applications for copyright registration, and (d) domain name registrations.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Restricted Business” means the development, production, distribution, marketing, sale or servicing of graphite electrodes.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“Seadrift Merger” means the “Mergers” as defined in the Seadrift Merger Agreement.

“Seadrift Merger Agreement” means the agreement and plan of merger dated as of April 28, 2010, among GrafTech, Parent, GrafTech Delaware I Inc., GafTech Delaware II Inc., Seadrift Coke L.P. and certain partners of Seadrift Coke L.P.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Selected Accountants” means Ernst & Young LLP.

“Significant Subsidiary” means any Subsidiary of GrafTech that constitutes a Significant Subsidiary of GrafTech within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all federal, state, local or non-U.S. taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Authority with respect to any taxes.

“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Authority in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Territory” means anywhere in North America, South America, Australia, Europe, Africa, the Middle East or Asia.

“Transaction Agreements” means this Agreement, the Registration Rights and Stockholders’ Agreement, the Promissory Notes and any other consent, certificate or other instrument executed or delivered in connection herewith.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unit” means each unit of ownership interest in the Company held by a member.

“Working Capital” means (a) the sum of current assets (including cash and cash equivalents) of the Company and the Subsidiaries minus (b) the sum of the current liabilities, but excluding current debt, of the Company and its Subsidiaries; in the case of each clause above, determined on a consolidated basis in accordance with GAAP consistently applied (with all calculations with respect to inventory determined on a FIFO basis), and presented in the format. attached hereto as Exhibit B.

SECTION 12.02. Index of Defined Terms. The following is an index of all defined terms utilized in this Agreement other than the terms defined in Section 12.01:

Defined Term	Section
Accredited Investors	2.09
Agreement	Preamble
Antitrust Order	7.03(b)
Cash Per Form B Unit Consideration	2.02(b)(vi)
Certificate of Merger	1.01(b)
Closing	1.02
Closing Adjustment Estimate	2.07(b)
Closing Date	1.02
Company	Preamble
Company Annual Financial Statements	3.06(a)
Company Disclosure Schedule	Article III
Company Indemnified Persons	7.09(a)(i)
Company Interim Financial Statements	3.06(b)
Company Permits	3.19

Defined Term	Section
Effective Time	1.01(b)
End Date	9.01(c)
Existing D&O Policy	7.09(b)
Form A Per Unit Consideration	2.02(b)(x)
Form A Unit	2.02(a)(i)
Form B Per Unit Consideration	2.02(b)(v)
Form B Unit	2.02(a)(ii)
GrafTech	Preamble
GrafTech Contracts	5.13(b)
GrafTech Disclosure Schedule	Article V
Guaranteed Obligations	7.19(a)
Guarantor	7.19(a)
Indemnified Loss	10.04(b)
Indemnitee	10.04(a)
Indemnitor	10.04(a)
Key Member Fundamental Representations	8.02(a)
Letter of Transmittal	2.06(c)
Material Contracts	3.11(a)
Maximum Premium	7.09(b)
Merger	1.01(a)
Merger Consideration	2.02(b)
Merger Consideration Fund	2.06(a)
Merger Sub	Preamble
Monthly Financial Statements	2.07(a)
Notice of Claim	10.04(a)
Objection Notice	2.07(e)
Old C/G Members	7.22
Parent	Preamble
Parent Certificates	2.06(a)
Parent Shares Consideration	2.02(b)(iii)
Paying Agent	2.06(a)
Permitted Tax Distributions	3.08
Pre-Closing Periods	7.11(b)
Prior Tax Matters Partner	7.11(b)
Promissory Note	2.02(b)(iv)
Promissory Note Per Form B Unit Consideration	2.02(b)(viii)
Registration Rights and Stockholders’ Agreement	7.14
Regulation D	2.09
Requisite Regulatory Approvals	8.01(a)(i)
Restricted Period	7.18(a)
Restricted Persons	7.18(a)
Second Request	7.03(d)
Securities	4.02(f)(i)
Site	7.22

Defined Term	Section
Software License	3.10(a)
Stated C/G Amount	2.02(b)(i)
Stock Per Form B Unit Consideration	2.02(b)(vii)
Surviving Entity	1.01(a)
Total Cash Amount	2.02(b)(xii)
Total Cash to Form A Amount	2.02(b)(ix)
Total Note Amount	2.02(b)(iv)
Total Share Amount	2.02(b)(ii)
Total Units	2.02(b)(xi)
USRPIs	3.12
WARN Act	3.15(c)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH HOLDINGS INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH DELAWARE III INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

C/G ELECTRODES LLC

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Chairman

KEY MEMBERS:

NMCG Holdings, LLC

By:	Jordanmill Ventures LLC,
its Managing Member,

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Member

By:	/s/ Daniel Milikowsky
Name:	Daniel Milikowsky
Title:	Member

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

By:	/s/ Rebecca Milikowsky
Name:	Rebecca Milikowsky
Title:	Trustee

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Trustee

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

By:	/s/ Daniel Milikowsky
Name:	Daniel Milikowsky
Title:	Trustee

By:	/s/ Sharon Milikowsky
Name:	Sharon Milikowsky
Title:	Trustee

SOLELY FOR PURPOSES SET FORTH IN THE PREAMBLE HERETO:

/s/ Nathan Milikowsky
Nathan Milikowsky

/s/ Daniel Milikowsky
Daniel Milikowsky